For Immediate Release

Contact: Investor Relations

ICR, LLC

Nikki Sacks

212-753-2138

PRIMEDIA REPORTS RESULTS FOR THIRD QUARTER 2007

Norcross, GA, November 6, 2007 – PRIMEDIA Inc. (NYSE: PRM), the parent company of Consumer Source Inc, the #1 print and online publisher and distributor of advertising-supported consumer guides in the U.S., today reported results for the three and nine months ended September 30, 2007.

(a) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs, and other. Adjusted EBITDA is reconciled to a GAAP measure in the attached Financial Highlights table.
(b) Includes gain on sale of businesses, net of estimated tax, of $449.9 million and $52.3 million in the three months ended September 30, 2007 and 2006, respectively.
(c) Includes gain on sale of businesses, net of estimated tax, of $491.2 million and $66.0 million in the nine months ended September 30, 2007 and 2006, respectively.
(d) Free cash flow represents net cash provided by operating activities adjusted for additions to property, equipment, and other
(excluding acquisitions) and capital lease payments. Discontinued operations are included until sold or shut down. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

“PRIMEDIA is now a company that consists of a single profitable business with a solid long-term growth profile, Consumer Source,” said Robert Metz, CEO of PRIMEDIA. “During the third quarter, revenue increased both year over year and sequentially quarter to quarter at our two largest product lines, Apartments and New Homes, as we continue to strengthen client relationships and provide cost effective, measurable results for our advertisers. While revenue growth has been slower than we would have liked, we expect Apartment Guide to improve further over time as apartment condominium conversions continue to decrease, and construction of new apartment communities increases.”

Mr. Metz continued, “In order to accelerate our strong online growth and further enhance our successful print distribution, we made a decision to invest in our Rentals.com product and our retail distribution network. The process of reaching full sales staff capacity at Apartment Guide and Rentals.com while expanding our distribution footprint negatively impacted our performance in the short term, but we expect these investments to benefit us as we move forward. In sum, we are disappointed in our overall third quarter results, but are pursuing opportunities to unlock the Company’s long-term growth potential by better leveraging our unique product lines and our leading network of online and print distribution.”

Three Months Ended September 30, 2007

•

Total revenue increased 2.5% to $83.3 million from $81.3 million for the comparable period last year, primarily due to growth in Apartment Guide, Rentals.com and New Home Guide, partially offset by a decline in Auto Guide.

•	Total advertising revenue increased 1.8% to $68.5 million from $67.3 million for the comparable period last year.
•

Consumer Guides Adjusted EBITDA, formerly referred to as Consumer Guides Segment EBITDA, decreased 8.3% to $19.9 million from $21.7 million for the comparable period last year, primarily due to increases in salary, commission and benefits costs, as a result of achieving full staffing in Apartment Guide and Rentals.com, and distribution costs, as a result of the Company’s strategic decision to invest in its retail distribution network by adding more than 2,000 locations and extending national grocery chain relationships.

•

Operating income (loss) declined to ($0.7) million from $8.8 million for the comparable period last year due to all of the factors described under Consumer Guides Adjusted EBITDA and the increased provision for restructuring costs related to the transition of corporate functions from New York to Atlanta, as well as the exit from two Auto Guide markets.

•

Net income increased to $395.2 million from $51.8 million for the comparable period last year due to the gain on the sale of Enthusiast Media (PEM), net of tax, partially offset by the Operating loss and an increase in Other expense due to a loss on the early redemption of debt and the associated write-off of deferred financing fees.

Apartments (Apartment Guide, ApartmentGuide.com and Rentals.com)

Apartments, representing 77% of third quarter 2007 advertising revenue, grew revenue by 2.6% to $52.4 million in the third quarter 2007 from $51.1 million in the third quarter 2006. Apartment Guide and ApartmentGuide.com grew revenue 0.4% for the quarter compared to third quarter 2006, which is the first year over year growth since the second quarter 2005. Apartment Guide and ApartmentGuide.com also delivered sequential quarterly growth versus the second quarter 2007. This is the beginning of the turnaround resulting from the Company’s actions to strengthen client relationships and promote the value of, an integrated print and online product, while providing clients with advertising tools to better track results and demonstrate Consumer Source’s effectiveness in generating customer leads and leases. In addition, the Company is exploring opportunities to expand into new markets by leveraging its existing distribution network.

The Company’s online single unit real estate rental product line, Rentals.com, grew revenue 29.3% in the third quarter. This growth rate reflects revenue of the entire Rentals.com network of websites compared to third quarter 2006, on a pro forma basis as if all operations included in 2007 were owned in 2006. As of quarter end, Rentals.com achieved full sales staffing for the first time in a year. The normal period between hiring of salespeople and associated revenue generation contributed to increased expenses for the quarter without a corresponding increase in revenue. The Company should begin to see the results from these additional salespeople as it moves into next year. In addition, third quarter expenses increased due to an investment in a Rentals.com limited ad campaign aimed at driving traffic to the website to increase leads for property owners and building brand awareness among potential advertisers. The campaign was effective in generating leads and increasing sales volume, but not at an acceptable cost, and we are working on other methods to achieve the desired results. As part of its growth strategy, the Company is looking to launch more targeted versions of its online products. Over the summer Rentals.com launched Vacation Rentals, and late in the third quarter 2007 began to rollout a Spanish-language version and a special section for senior living.

New Home Guide and NewHomeGuide.com

New Home Guide and NewHomeGuide.com, representing 19% of third quarter 2007 advertising revenue, increased revenue by 9.7% to $13.1 million in the third quarter 2007 from $11.9 million in the third quarter 2006. This growth reflects New Home Guide having established itself as one of the most cost-effective and attractive media channels for homebuilders. This product line has more than doubled in size over the last three years. New Home Guide has continued to grow in the aggregate, primarily due to gains in the Southwest, Florida, and Texas. However, some new home builders, particularly those with developments located in Midwest and Northeast markets, have decreased their advertising spend as they attempt to address the difficult mortgage environment, declining home prices, and high inventory levels. The Company does not expect improvement in the Midwest and Northeast markets in the near term.

Real estate markets vary across the country, with some demonstrating healthy characteristics. The Company is exploring opportunities to expand into new markets and to leverage existing markets through line extensions. During the third quarter, the Company successfully launched a New Home Guide in Richmond and a Professional Edition (Realtor Data Book) in Charlotte, producing revenue that has outpaced original projections. The Company now has 37 New Home Guide publications (including Neighborhood Maps and Realtor Data Books) in 27 markets.

Auto Guide and Autoguide.com

Auto Guide and Autoguide.com, representing 4% of third quarter 2007 advertising revenue, decreased revenue by 30.5% to $3.0 million in the third quarter 2007 from $4.3 million in the third quarter 2006. The decline in revenue was primarily due to Auto Guide exiting the New England and Triangle (Raleigh, North Carolina) markets during the third quarter 2007, partially offset by growth in the South Florida market. The Company has pursued a viable operating model for this product line for over two years, with limited success. The Company is continuing its evaluation of various formats and markets, and will make a decision on the strategic direction of Auto Guide by the end of the year.

DistribuTech

DistribuTech increased revenue 5.7% to $14.8 million in the third quarter 2007 from $14.0 million in the third quarter 2006. DistribuTech’s growth was at a slower pace than originally anticipated, primarily due to customers who publish within the resale home sector scaling back or ceasing operations. The Company is currently pursuing new DistribuTech customers in order to diversify further its client base.

DistribuTech’s expenses increased substantially in the third quarter due to the addition to its distribution network of approximately 2,000 retail locations and extending national grocery chain relationships. DistribuTech’s revenues and expenses tend to fluctuate from period to period due to an ongoing cycle of changes to its network of retail locations designed to optimize distribution to the benefit of the Company’s Apartment Guide, New Home Guide, and Auto Guide publications.

Nine Months Ended September 30, 2007

Balance Sheet

As of September 30, 2007, the Company’s cash and cash equivalent balance was $46.8 million versus $71.8 million as of September 30, 2006. The Company had debt, net of cash, of $206.1 million at September 30, 2007, compared to net debt of $1.3 billion at the same time in the prior year.

As a result of the sale of PEM on August 1, 2007, the Company received approximately $1.2 billion in cash. The Company estimates net proceeds from the transaction will be approximately $1.1 billion after all banking and other professional fees of approximately $23.0 million, estimated cash taxes on gain of approximately $31.4 million, and other transaction fees (severance and sale bonuses) of $10.0 million have been paid.

Also on August 1, 2007, the Company completed a new senior secured bank credit facility, including a $100.0 million revolving loan facility and a $250.0 million term loan.

The amounts borrowed under the new term loan, combined with the net proceeds received from the completion of the sale of PEM, were used to repay $492.5 million of the Company’s then outstanding term loan plus interest and fees of $3.0 million, redeem $410.0 million of the Company’s 8.875% Senior Notes due 2011, redeem $292.2 million of the Company’s outstanding 8.000% Senior Notes due 2013, redeem $122.5 million of the Company’s Senior Floating Rate Notes due 2010, and pay $16.0 million of accrued interest on the Company’s Senior Notes, $32.0 million of premiums and consent payments and $9.0 million of financing and legal fees. The Company also paid a special dividend of approximately $95.0 million to PRIMEDIA shareholders.

Free Cash Flow and Capital Expenditures

For the quarter ended September 30, 2007, free cash flow was ($15.1) million compared to $13.8 million in the same period in 2006 primarily driven by the timing of cash interest paid due to the redemption of senior debt, and due to the sale of PEM on August 1, 2007. Free cash flow includes discontinued operations. Free cash flow is reconciled to net cash provided by (used in) operating activities in the attached Exhibit A.

Through September 30, 2007, the Company has invested $10.1 million in Consumer Guides capital expenditures and currently estimates total Consumer Guides capital expenditures of $15.0 million in 2007, compared to $13.0 million in 2006.

Net Operating Losses

The Company estimates that it has in excess of $700.0 million of net operating loss carryforwards after the sale of PEM that are available to offset future taxable income.

Discontinued Operations

On August 1, 2007, PRIMEDIA announced that it had completed the sale of PEM to Source Interlink Companies, Inc. for approximately $1.2 billion in cash, subject to certain post-closing adjustments. The operations of PEM have been classified as discontinued operations for all periods presented. PRIMEDIA Healthcare is also classified as a discontinued operation, and a sale process for this business is in progress. PRIMEDIA’s Consumer Guides business now constitutes all of the Company’s continuing operations.

Reverse Stock Split

On August 1, 2007, PRIMEDIA effected a 1-for-6 reverse split of its common stock.

Restatement Related to FIN 48 Calculations

The Company has determined that there was a non-cash, clerical error in the preparation of the Company’s accounting for income taxes, related to the second quarter, under Financial Accounting Standards Board Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” FIN 48, effective beginning with the 2007 fiscal year, provides guidance on financial statement recognition of tax positions taken, or expected to be taken, in a tax return. Specifically, the Company discovered that “benefit for income taxes” was overstated by approximately $1.4 million for both the three and six months ended June 30, 2007, while “discontinued operations, net of tax” was overstated by approximately $0.5 million for the same periods.

As a result, the Company will restate its interim financial statements for the three and six months ended June 30, 2007. The correction of the error will result in a decrease in “net income” of approximately $1.9 million for both the three and six months ended June 30, 2007, and an increase in tax liability included in “other non-current liabilities” of approximately $1.9 million as of June 30, 2007. In addition, the Company’s balance sheet reserve for its FIN 48 tax uncertainties, which is a component of the Company’s income tax liability, of $22.0 million as of June 30, 2007 will be restated

as $23.9 million. The restatement will not have any impact on the Company’s cash, or the Company’s net operating loss carryforwards that are available to offset future taxable income.

The restatement of interim financial statements for the periods referenced above will be included in an amended Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company expects to file the amendment prior to filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Guidance

The Company continues to estimate full-year revenue growth of flat to low single digits and anticipates that full-year Consumer Guides Adjusted EBITDA, formerly referred to as Consumer Guides Segment EBITDA, will be approximately flat compared to 2006, as indicated in the Company’s October 15, 2007 press release.

The Company expects that its largest product line, Apartment Guide and ApartmentGuide.com, will continue to deliver sequential quarterly revenue growth in 2007 but that full-year revenue will still be lower than in 2006. The Company expects full-year revenue growth compared to 2006 in New Homes Guide, Rentals.com, and DistribuTech, and that full-year revenue for Auto Guide will decline compared to 2006.

The Company anticipates that it will reduce its annual corporate overhead expense from $28.3 million in 2006 to a run rate of approximately $11.7 million annually, including approximately $2.0 million of corporate overhead, which has already been allocated to the Consumer Guides business. The Company believes that the majority of corporate overhead expense reductions will be completed in 2007 and that there will continue to be non-recurring costs associated with reducing its corporate overhead expense through the end of the Company’s first quarter 2008.

Use of the Term Adjusted EBITDA

Adjusted EBITDA is reconciled to net income in the attached Financial Highlights table. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs, and other. The Company believes that Adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These results are used by the Company’s chief operating decision maker, its President and CEO, to make decisions about resource allocations and to assess performance.

Adjusted EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Adjusted EBITDA in an identical manner, and, therefore, it is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is reconciled to net cash provided by (used in) operating activities in the attached Exhibit A. Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of Free Cash Flow enables the Company’s chief operating decision maker and the executive team to make decisions based on the Company’s cash resources. The Company believes that Free Cash Flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free Cash Flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, and, therefore, it is not necessarily an accurate measure of comparison between companies.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The call can be accessed live over the phone by dialing (888) 211-0193, or for international callers, (913) 312-0704. The passcode is 1419588. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S. The replay ID is 1419588. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, November 13, 2007.

About PRIMEDIA Inc.

PRIMEDIA Inc. is the parent company of Consumer Source Inc, an integrated media business that provides free print and online consumer guides for the apartment, auto, and new home industries. Consumer Source publishes and distributes more than 39 million guides and magazines – such as Apartment Guide, Auto Guide, and New Home Guide – to approximately 60,000 U.S. locations each year through its proprietary distribution network, DistribuTech. The Company also distributes category-specific content on its leading websites, including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com, and Rentals.com, a comprehensive single unit real estate rental site. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties and numerous factors, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Potential risks and uncertainties include such factors as general economic trends, as well as trends in advertising spending and competition; increases in paper costs; and risks arising from potential weaknesses in the Company’s controls environment, particularly the weakness previously identified in the Company’s Annual Report on Form 10-K relating to accounting for income taxes. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Financial highlights table and exhibits follow